Exhibit 99.1

Mine Safety Disclosure

Chevron is an operator of the following coal and molybdenum mines for which reporting requirements apply under Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act as a result of citations and orders received from the Mine Safety and Health Administration (MSHA) during the quarter ending June 30, 2011. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

The items in the table below refer to the applicable sections of the Federal Mine Safety and Health Administration Act of 1977 under which the citations and orders were received.

	Number of					Total Dollar Value
	Violations					of Proposed MSHA
	for Which		Number of	Number of	Number of	Assessments
	Significant and	Number of	Citations	Flagrant	Imminent	Received
	Substantial	Orders	and Orders for	Violations	Danger Orders	During the
	Citations Were	Received	Unwarrantable	Received	Received	Reporting
	Received Under	Under Sec.	Failure Under	Under Sec.	Under Sec.	Period
Mine	Sec. 104	104(b)	Sec. 104(d)	110(b)(2)	107(a)	(thousands)

Kemmerer Mine(1)	1	—	—	—	1	$49
McKinley Mine	7	—	2	—	—	$13
North River Mine	7	—	—	—	—	$5
Questa Mine	4	—	—	—	—	$3

(1)	The 107(a) Imminent Danger Order received at the Kemmerer Mine on May 24, 2011 was subsequently vacated on May 26, 2011. Chevron filed a Form 8-K on May 31, 2011 to report this information.

For the quarter ending June 30, 2011, there were no coal or other mines, of which Chevron is an operator, that received written notice from MSHA of (1) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) of the Federal Mine Safety and Health Act of 1977 or (2) the potential to have such a pattern. In addition, there were no fatalities at Chevron’s mines during the quarter ending June 30, 2011.

As of June 30, 2011, the company had 41 pending legal actions before the Federal Mine Safety and Health Review Commission, representing contests of citations, orders, and proposed penalties.

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